Exhibit 2

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN DEFENSE SYSTEMS, INC.

American Defense Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.             The present name of the Corporation is American Defense Systems, Inc.  The Corporation was incorporated under the name “American Defense Systems Inc.” by the filing of its original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on December 6, 2002.  Such original certificate of incorporation was amended and restated effective April 15, 2003 (“First Amended and Restated Certificate”).  The First Amended and Restated Certificate was amended and restated effective February 2, 2005.  A Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock was filed effective March 7, 2008.

2.             This Third Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.             The Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is American Defense Systems, Inc.  (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address, including street, number, city, zip code, and county, of the registered office of the Corporation in the State of Delaware is 113 Barksdale Professional center, City of Newark, 19711, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Delaware Intercorp, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, divided into:  (i) One Hundred Million (100,000,000) shares, par value $0.001 per share, shall be shares of common stock (the “Common Stock”); and (ii) Five Million (5,000,000) shares, par value $0.001 per share, shall be shares of preferred stock (the “Preferred Stock”).

(A)          Common Stock.

(1)           Dividends.  Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(2)           Voting Rights.  Except as may otherwise be provided in the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

(3)           Liquidation Rights.  Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.  A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).

(B)           Preferred Stock.

(1)           Undesignated Preferred Stock.  The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series.  The designations, powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, if any, and the qualifications, limitations or

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restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the Preferred Stock as a class.

(2)           Series A Convertible Preferred Stock.  Pursuant to the authority conferred by the certificate of incorporation of the Corporation, the Board of Directors created a series of Fifteen Thousand (15,000) shares of Preferred Stock designated as “Series A Convertible Preferred Stock” by the filing of a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Corporation with the Secretary of State of the State of Delaware on March 7, 2008, and the powers (including voting powers) of the shares of such series, and the designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions, of the Series A Convertible Preferred Stock of the Corporation are set forth in Appendix A attached hereto and incorporated herein by reference.

ARTICLE V
BOARD OF DIRECTORS

(A)          Management.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B)           Number of Directors.  The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws of the Corporation.

(C)           Newly-Created Directorships and Vacancies.  Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled solely and exclusively by a majority of the remaining directors then in office, although less than a quorum or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.  No decrease in the number of directors shall shorten the term of any incumbent director.

(D)          Removal of Directors.  Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause and solely by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(E)           Rights of Holders of Preferred Stock.  Notwithstanding the foregoing provisions of this Article V, whenever the holders of one or more series of Preferred Stock then

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outstanding shall have the right, voting separately or together by series, to elect one or more directors, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

(F)           Written Ballot Not Required.  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

(G)           Bylaws.  The Board of Directors is expressly authorized to make, alter, adopt, amend or repeal the bylaws of the Corporation. Any bylaws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this certificate of incorporation to the contrary, the bylaws of the Corporation shall not be made, altered, adopted, amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally, voting together as a single class.

(H)          Classification of Directors.  The Board of Directors (other than those directors, if any, elected by the holders of one or more series of Preferred Stock then outstanding) of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders after the annual meeting of stockholders in 2008, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders thereafter and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders thereafter.  The classification of the Board of Directors shall become effective upon the effectiveness of this certificate of incorporation, and the Board of Directors is hereby expressly authorized to assign members of the Board of Directors already in office to such classes at the time of such classification.  Commencing with the next succeeding annual meeting of stockholders after the annual meeting of stockholders in 2008, directors to replace those of a Class whose terms expire at such annual meeting (other than those directors, if any, elected by the holders of one or more series of Preferred Stock then outstanding) shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

ARTICLE VI
LIMITATION OF LIABILITY

A director of the Corporation shall not be  liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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ARTICLE VII
ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS

Except as may otherwise be provided in this certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of one or more Series of Preferred Stock), for so long as either the Corporation’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Corporation is required to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act with respect to the Corporation’s Common Stock, the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.

ARTICLE VIII
AMENDMENT

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.  In addition to any affirmative vote required by law and/or provided to the holders of any series of Preferred Stock then outstanding, if any, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally, voting together as a single class, shall be required to amend, alter or repeal any provision of, or to adopt any provision inconsistent with, Articles V(C), V(D), V(G), V(H), VII or VIII of this certificate of incorporation.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed and acknowledged by its Chief Financial Officer this 25th day of April, 2008.

AMERICAN DEFENSE SYSTEMS, INC.

/s/ Gary Sidorsky
Gary Sidorsky
Chief Financial Officer

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Appendix A

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
AMERICAN DEFENSE SYSTEMS, INC.

American Defense Systems, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation, as amended, of the Company, and pursuant to Sections 151 and 141 of the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Fifteen Thousand (15,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue 15,000 shares of Series A Convertible Preferred Stock (the “Preferred Shares”), par value $0.001 per share, which shall have the following powers, designations, preferences and other special rights:

(1)           Dividends.  The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) payable on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below), which shall be cumulative.  Dividends on the Preferred Shares shall commence accruing on the applicable Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed.  Dividends shall be payable in arrears (a) on March 31, June 30, September 30, and December 31, commencing on June 30, 2008, and (b) on each Conversion Date thereafter by inclusion in the applicable Conversion Amount (as defined below) (each, a “Dividend Date”).  If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.  So long as there is then no Equity Conditions Failure, Dividends shall be payable in shares of Common Stock (“Dividend Shares”) or, at the option of the Company, in cash, provided that the Dividends which accrued during any period shall be payable in cash only if the Company provides written notice (the “Dividend Notice”) to each Holder of Preferred Shares at least ten (10) Trading Days prior to the applicable Dividend Date (the date the Holders receive such notice, the “Dividend Notice Date”) indicating either that the Dividend is to be paid in cash or confirming that the Dividend shall be paid in Dividend Shares; provided, that if the Dividend Notice indicates payment by the issuance of Dividend Shares, the Dividend Notice shall contain a certification that the Equity Conditions are satisfied (unless waived by the applicable Holders).  The Company shall be required to provide a Dividend Notice electing to pay Dividends in cash to the extent that the Equity Conditions are not satisfied as of the Dividend Notice Date.  If the Equity Conditions were satisfied as of the Dividend Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Dividend Date, the Company shall provide each Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Dividend shall be paid in cash.  Dividends paid in Dividend Shares shall be paid in a number of fully paid and nonassessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (i) the Additional Amount divided by (ii) the Dividend Conversion Price.  If any Dividend Shares are to be issued on a Dividend Date, then the Company shall on or before the fifth (5th) Business Day or following the date of the applicable Dividend Date, prior to the Public Company Date or after the Public Company Date provided the Company’s designated transfer agent (the “Transfer Agent”) is not participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled or (Y) on or after the Public Company Date, provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.

(2)           Conversion of Preferred Shares.  Preferred Shares shall be convertible into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) on the terms and conditions set forth in this Section 2.

(a)           Certain Defined Terms.  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)                  “Additional Amount” means, on a per Preferred Share basis, the product of (A) the result of the following formula:  (Dividend Rate)(N/365) and (B) the Stated Value.

(ii)                 “Additional Issuance Date” means March 31, 2008.

(iii)                “Allocation Percentage” means a fraction, the numerator of which is the number of Preferred Shares issued to a Holder on the Initial Issuance Date and the Additional Issuance Date and the denominator of which is the aggregate amount of all the Preferred Shares issued on the Initial Issuance Date and the Additional Issuance Date; provided, however, that with respect to any determination of the Allocation Percentage prior to the Additional Issuance Date, the Allocation Percentage shall be determined solely on the basis of the Preferred Shares issued on the Initial Issuance Date.

(iv)                “Approved Stock Plan” means any employee benefit plan which has been approved by the Board, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(v)                 “Black Scholes Value” means the value of an Option based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Dilutive Issuance and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for term of such Option and (ii) an expected volatility equal to the lesser of seventy-five percent (75%) and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Dilutive Issuance and (iii) the underlying price per share used in such calculation shall be the New Securities Issue Price.

(vi)                “Bloomberg” means Bloomberg Financial Markets.

(vii)               “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(viii)              “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(ix)                 “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.  If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(iii).  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(x)                  “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

(xi)                 “Conversion Amount” means the sum of (A) the Additional Amount and (B) the Stated Value.

(xii)                “Conversion Price” means (A) initially, the Initial Conversion Price and (B) on and after May 30, 2008, if the Common Stock is not listed on an Eligible Market, the then applicable Conversion Price shall be decreased by an amount equal to four percent (4%) of the Initial Conversion Price and shall be decreased further by an amount equal to one and one-half percent (1.5%) of the Initial Conversion Price on each thirtieth (30th) day thereafter until the Common Stock is listed on an Eligible Market, provided, however, that all decreases under this clause (B) shall in no event be more than ten percent (10%) of the Initial Conversion Price.  The Conversion Price shall be subject to adjustment as provided herein.

(xiii)               “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xiv)              “Default Conversion Price” means as of any date of determination, of the lower of (A) the applicable Conversion Price and (B) the product of 90% and the lowest Closing Bid Price during the ten (10) Trading Days ending on and including such date of determination.

(xv)               “Dividend Conversion Price” means, as of any date of determination, the price which shall be the price computed as the median of the Closing Sale Price of the Common Stock on each of the fifteen (15) consecutive Trading Days ending on the Trading Day immediately preceding the applicable Dividend Date (each a “Dividend Measuring Period”).  All such determinations shall be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such Dividend Measuring Period.

(xvi)              “Dividend Period” means (A) initially, the period commencing on the applicable Issuance Date and ending on the day immediately preceding the first Dividend Date and (B) thereafter, each period commencing on the last day of the immediately preceding Dividend Period and ending three months thereafter.

(xvii)             “Dividend Rate” means a rate equal to (A) (I) in respect of any Dividend Period that the Company pays in cash, nine percent (9.0%) per annum and (II) in respect of any Dividend Period that the Company pays in Dividend Shares, ten percent (10.0%) per annum, and (B) subject to the Limitation on Damages (as hereinafter defined), for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, ( a “Triggering Period”), (I) in respect of any Dividend Period that the Company pays in cash, three percent (3.0%) per annum above the then current Dividend Rate and (ii) in respect of any Dividend Period that the Company pays in Dividend Shares, nine percent (9.0%) per annum above the then current Dividend Rate.

(xviii)            “Eligible Market” means the New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(xix)               “Equity Conditions” means:  (A) on each day during the period beginning thirty (30) days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) with respect to Dividend Shares, a registration statement covering the Dividend Shares shall be effective and available for the resale of all Dividend Shares not previously sold, provided that the foregoing condition shall not apply prior to the one-year anniversary of the Public Company Date, or (y) all shares of Common Stock issued and issuable upon conversion of the Preferred Shares and upon cashless exercise of the Warrants shall be eligible for sale pursuant to Rule 144 without restriction or limitation including without the requirement to be subject to Rule 144(c)(1) and without the need for registration under any applicable federal or state securities laws; provided, however, that the foregoing condition shall not apply prior to September 30, 2008, (B) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on an Eligible Market and shall not have been suspended from trading on such Eligible Market (other than suspensions of not more than five (5) days due to business announcements by the Company) nor shall proceedings for such delisting or suspension by such Eligible Market have been commenced, threatened or pending either (I) in writing by such Eligible Market or (II) by falling below the minimum listing maintenance requirements of such Eligible Market; provided, however, that the foregoing condition shall not apply prior to September 30, 2008, (C) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Common Stock upon conversion of the Preferred Shares, as Dividend Shares and upon exercise of the Warrants to the Holders on a timely basis as set forth in Section 2(d)(ii) hereof and Section 1(a) of the Warrants, respectively; (D) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 8 hereof or the rules or regulations of the applicable Eligible Market; (E) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement) if such failure shall have continued uncured for five (5) or more Business Days; (F) during the Equity Conditions Measuring Period, there shall not have occurred a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; and (G) the Company shall have no knowledge of any fact that would cause (x) with respect to Dividend Shares, any registration statement covering the Dividend Shares not to be effective and available for the resale of all Dividend Shares not previously sold, provided that the foregoing condition shall not apply prior to the one-year anniversary of the Public Company Date, or (y) all shares of Common Stock issued and issuable upon conversion of the Preferred Shares and upon cashless exercise of the Warrants not to be eligible for sale pursuant to Rule 144 without restriction or limitation including without the requirement to be subject to Rule 144(c)(1) and without the need for registration under any applicable federal or state securities laws.

(xx)                “Equity Conditions Failure” means that (A) on the applicable Dividend Notice Date through the applicable Dividend Date and (B) on the applicable Company Optional Redemption Date through the applicable Company Optional Redemption Notice Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(xxi)               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xxii)              “Excluded Securities” means any Common Stock issued or issuable or deemed to be issued in accordance with Section 2(f) hereof by the Company: (A) upon conversion of the Preferred Shares, as Dividend Shares or upon the exercise of the Warrants; (B) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that such issuance of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date to lower the conversion, exercise or exchange price thereof or in a manner that otherwise adversely affects the Holders; (C) in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 2(f)(ii); (D) pursuant to the Company’s equity incentive plans and employee stock purchase plans outstanding which has been or hereafter is approved by the Board as they exist from time to time; (E) in connection with any strategic acquisition or transaction, whether through an acquisition of stock or a merger of any business, assets or technologies, joint venture, corporate partnering arrangement, or otherwise, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the primary purpose of which is not to raise equity capital; provided that the aggregate amount of shares of Common Stock issued pursuant to such transactions in any twelve (12) month period does not exceed 1,000,000 shares of Common Stock; and (F) upon exercise of the warrants issued to Midtown Partners & Co., LLC on or about the Initial Issuance Date exercisable for 675,000 shares of Common Stock at an exercise price of $2.00 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar items after the Subscription Date).

(xxiii)             “Fundamental Transaction” means that the Company shall (or in the case of clause (F) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)), directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person (other than (I) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (II) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities), or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock, or (F) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock.

(xxiv)             “Initial Conversion Price” means $2.00 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events after the Subscription Date).

(xxv)              “Initial Issuance Date” means March 7, 2008.

(xxvi)             “Issuance Date” means (A) the Initial Issuance Date with respect to Preferred Shares issued on such date and (B) the Additional Issuance Date with respect to Preferred Shares issued on such date.

(xxvii)            “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxviii)           “Maturity Date” means, with respect to a Preferred Share, December 31, 2010, unless extended pursuant to Section 4(a)(ii).

(xxix)             “N” means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the applicable Issuance Date if no Dividend Date has occurred, through and including the Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

(xxx)              “Notice Date” means any Triggering Event Redemption Notice Date.

(xxxi)             “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxxii)            “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xxxiii)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xxxiv)           “Principal Market” means the Eligible Market that is the principal securities exchange market for the Common Stock.

(xxxv)            “Public Company Date” means the date on which the Company’s securities are initially registered under the Exchange Act.

(xxxvi)           “Qualified Public Offering” means a public offering of the Common Stock at a price of at least $4.00 per share (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events after the Subscription Date) which generates gross proceeds to the Company of $25,000,000 or more; provided, however, that such public offering may not (i) include warrants with an exercise price of less than $5.00 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events after the Subscription Date) and (ii) the number of warrants may not exceed fifty percent (50%) of the shares of Common Stock being offered in such public offering.

(xxxvii)          “Redemption Notices” means, collectively, the Triggering Event Redemption Notice, the Company Optional Redemption Notice, the Fundamental Transaction Redemption Notice and the Holder Optional Redemption Notice, each of the foregoing, individually, a Redemption Notice.

(xxxviii)         “Redemption Prices” means, collectively, the Triggering Event Redemption Price, the Holder Optional Redemption Price, the Fundamental Transaction Redemption Price and the Company Optional Redemption Price, each of the foregoing, individually, a Redemption Price.

(xxxix)            “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(xl)                 “SEC” means the Securities and Exchange Commission.

(xli)                “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

(xlii)               “Stated Value” means $1,000 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events relating to the Preferred Shares after the Subscription Date).

(xliii)              “Subscription Date” means March 7, 2008.

(xliv)             “Subsidiary” shall have the meaning as set forth in the Securities Purchase Agreement.

(xlv)              “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(xlvi)             “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(xlvii)            “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

(xlviii)           “Trading Day” means (A) prior to the Public Company Date, any Business Day or (B) on or after the Public Company Date, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xlix)              “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(l)                  “Warrants” shall have the meaning as set forth in the Securities Purchase Agreement.

(li)                 “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.  If the Company and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(b)           Holder’s Conversion Right.  Subject to the provisions of Section 8, at any time or times on or after the applicable Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share then remaining, into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).  In the event that any initial Holder of the Preferred Shares shall sell or otherwise transfer any of such Holder’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Allocation Percentage.

(c)           Conversion.  The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(d)           Mechanics of Conversion.  The conversion of Preferred Shares shall be conducted in the following manner:

(i)              Holder’s Delivery Requirements.  To convert Preferred Shares into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Transfer Agent and (B) if required by Section 2(d)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 13) (the “Preferred Stock Certificates”).

(ii)             Company’s Response.  Upon receipt by the Company of copy of a Conversion Notice, the Company shall (A) as soon as practicable, but in any event within two (2) Trading Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), (1) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(iii)            Dispute Resolution.  In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder’s Conversion Notice or other date of determination.  If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day after approval of the investment bank or outside accountant by the Required Holders submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders (which consent shall not be unreasonably withheld, conditioned or delayed) or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant.  The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv)            Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)             Company’s Failure to Timely Convert.

(A)          Cash Damages.  If (x) within five (5) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares or (y) within five (5) Trading Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(d)(ii) (each a “Conversion Failure”), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one percent (1.0%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate.  Notwithstanding anything contained herein, in no event shall the sum of all the following exceed fifteen percent (15%) of the aggregate Purchase Price (as defined in the Securities Purchase Agreement):  (1) the aggregate cash damages for any and all Conversion Failures, (2) at the date of the payment of any Redemption Price, the difference between (a) the aggregate Redemption Price and (B) the Conversion Amount on such date; (3) the difference between (a) the amount of all Dividends paid during all Triggering Periods and (b) the amount of Dividends that would have been paid during all Triggering Periods had the Dividend Rate not increased during the Triggering Periods; (4) the aggregate cash damages paid pursuant to Section 1(c) of the

Warrants, and (E) the aggregate cash damages paid pursuant to Section 4(o) of the Securities Purchase Agreement.  The preceding sentence shall be referred to in the Transaction Documents as the “Limitation on Damages.”  If the Company fails to pay the additional damages set forth in this Section 2(d)(v)(A) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date. In addition to the foregoing, if on the Share Delivery Date, the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion or the Company’s Conversion, as applicable, of Preferred Shares, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(B)           Void Conversion Notice; Adjustment of Conversion Price.  If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise.  Thereafter, the Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price  relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(vi)            Pro Rata Conversion; Disputes.  In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(d)(iii).

(vii)           Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares.  The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate.  A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof.  Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(vii) THEREOF.  THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e)           Taxes.

(i)              Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Preferred Shares and any amounts on account of dividends or deemed dividends, must be made by it without any Tax Deduction, unless a Tax Deduction is required by law. If the Company is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must notify the affected Holders promptly.

(ii)             If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.  As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.].

(iii)            In addition, the Company agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”).  As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iv)            The obligations of the Company under this Section 2(e) shall survive the Maturity Date of the Preferred Shares and the payment for the Preferred Shares and all other amounts payable hereunder.

(f)            Adjustments to Conversion Price.  Commencing on the Subscription Date, through the third (3rd) anniversary of the Public Company Date, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f) (the “Adjustment Period”).  Notwithstanding anything to the contrary contained here, after the Adjustment Period, no further adjustments to the Conversion Price shall be made pursuant to this Section 2(f).

(i)              Adjustment of Conversion Price upon Issuance of Common Stock.  If and whenever during the Adjustment Period, the Company issues or sells, or in accordance with this Section 2(f)(i) is deemed to have issued or sold, any Common Stock (including the issuance or sale of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing, a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such Dilutive Issuance and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (II) the consideration, if any, received by the Company upon such Dilutive Issuance, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance.  For purposes of determining the adjusted Conversion Price under this Section 2(f)(i), the following shall be applicable:

(A)          Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then each such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(B)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then each such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C)           Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D)          Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, (x) the Options will be deemed to have been issued for the Black Scholes Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Black Scholes Value of such Options.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such marketable securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities.  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or marketable securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E)           Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii)             Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time after the Subscription Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii)            Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(g)           Notices.

(i)              Immediately upon any adjustment of the Conversion Price pursuant to Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.  In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(ii)             The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(iii)            The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(3)           Redemption at Option of Holders.

(a)           Triggering Event.  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)              at any time on or after the Public Company Date, the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of fifteen (15) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period;

(ii)             the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(iii)            at any time following the sixtieth (60th) consecutive Business Day that a Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Preferred Shares (without regard to any limitations on conversion set forth in Section 8 or otherwise);

(iv)            the Company’s failure to pay to the Holder any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document (as defined in the Securities Purchase Agreement) which failure shall have continued uncured for ten (10) or more Business Days;

(v)             the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(vi)            the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action; or

(vii)           the Company breaches any material representation, warranty, covenant or other term of any Transaction Document which breach has or is likely to have a cost or adverse impact on the Company or the Holders (including by reduction in the value of the shares of Common Stock deliverable in connection with the Transaction Documents) in excess of $500,000, except in the case of a breach of a covenant which is curable, for a breach that is cured within five (5) Business Days.

(b)           Redemption Option Upon Triggering Event.

(i)              In addition to all other rights of the Holders contained herein, after the occurrence of a Triggering Event, each Holder shall have the right, at such Holder’s option, subject to the Limitation on Damages, to require the Company to redeem all or a portion of such Holder’s Preferred Shares at a price per Preferred Share equal to the greater of (i) 110% of the Conversion Amount (or, in the case of the Triggering Events set forth in Sections 3(a)(v) and 3(a)(vi) above, 100% of the Conversion Amount) and (ii) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Triggering Event Redemption (as defined below) and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding such Triggering Event, (the “Triggering Event Redemption Price”).

(ii)             Within one (1) Business Day after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder.  At any time after the earlier of (A) a Holder’s receipt of a Notice of Triggering Event and (B) a Holder becoming aware of a Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder’s Preferred Shares by delivering (such date of delivery, the “Triggering Event Notice Date”) written notice thereof via facsimile and overnight courier (“Notice of Triggering Event Redemption”) to the Company, which Notice of Triggering Event Redemption shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(iii)            Upon the Company’s receipt of a Notice of Triggering Event Redemption from any Holder, the Company shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Company’s receipt of such notice(s).  The Company shall deliver on the fifth (5th) Business Day after the Company’s receipt of the first Notice of Triggering Event Redemption (such date, the “Triggering Event Redemption Date”) the applicable Triggering Event Redemption Price to all Holders that deliver a Notice of Triggering Event Redemption prior to the fifth (5th) Business Day after the Company’s receipt of the first Notice of Triggering Event Redemption.

(c)           Holder Optional Redemption.  If the Equity Conditions are not satisfied as of December 31, 2008 (to the extent applicable as of such date), then on any date thereafter that any Equity Condition is not satisfied the Holder shall have the right (a “Holder Optional Redemption”), in its sole discretion, to require that the Company redeem all or any portion of such Holder’s Preferred Shares by delivering written notice thereof to the Company (a “Holder Optional Redemption Notice” and the date the Holder delivers such notice, the “Holder Optional Redemption Notice Date”).  The Company shall redeem the Conversion Amount within five (5) Business Days of the Holder Optional Redemption Notice Date (the “Holder Optional Redemption Date”) in cash at a price per Preferred Share redeemed equal to 110% of the Conversion Amount (the “Holder Optional Redemption Price”).

(d)           Miscellaneous.  To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments.  If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall redeem a pro rata amount from each Holder of such Holder’s Allocation Percentage multiplied by the total number of Preferred Shares to be redeemed from all Holders.  The Holders and Company agree that in the event of the Company’s redemption of any Preferred Shares under this Section 3, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future dividend rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders.  Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(e)           Void Redemption.  In the event that the Company does not pay a Redemption Price within the time period set forth in this Certificate of Designations, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Redemption Notice”).  Upon the Company’s receipt of such Void Redemption Notice, (i) the applicable Redemption Notice shall be null and void with respect to those Preferred Shares subject to the Void Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Redemption Notice, and (iii) the Conversion

Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the applicable Redemption Notice is delivered to the Company and ending on the date on which the Void Redemption Notice is delivered to the Company, as applicable, subject to further adjustment as provided in this Certificate of Designations.

(f)            Disputes.  In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) with the term “Redemption Price” being substituted for the term “Conversion Rate”.  A Holder’s delivery of a Void Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice.  In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4)           Redemption by the Company.

(a)           Mandatory Redemption At Maturity.

(i)              If any Preferred Share remains outstanding on the Maturity Date, the Company shall redeem all such Preferred Shares on the Maturity Date for an amount in cash per Preferred Share (the “Maturity Date Redemption Price”) equal to the Conversion Amount by wire transfer of immediately available funds to an account designated in writing by such Holder.

(ii)             If the Company fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, and if such failure continues uncured for ten (10) or more Business Days, then in addition to any remedy such Holder may have under any Transaction Document, (1) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of two and one-half percent (2.5%) per month, prorated for partial months, until paid in full, and (2) any Holder shall have the option to require the Company to convert any or all of such Holder’s Preferred Shares and for which the Maturity Date Redemption Price has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price by the Default Conversion Price.

(b)           Redemption at Option of Company.  If at any time from and after (i) the two (2) year anniversary of the Public Company Date (the “Company Optional Redemption Eligibility Date”), (A) the median price of the Weighted Average Price of the Common Stock over any consecutive thirty (30) Trading Day period following the Company Optional Redemption Eligibility Date (the “Company Optional Redemption

Measuring Period”) is greater than three dollars ($3.00) (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events after the Subscription Date), (B) the median trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market over each such 30 day period is greater than 75,000 shares of Common Stock and (C) there shall not have been any Equity Conditions Failure, or (ii) six (6) month anniversary of a Qualified Public Offering and there shall not have been any Equity Conditions Failure, the Company shall have the right at any time to redeem any or all of the Preferred Shares (a “Company Optional Redemption”) pursuant to the terms hereof.  The Preferred Shares shall be redeemed by the Company in cash at a price equal to 100% of the Conversion Amount for the Preferred Shares being redeemed (the “Company Optional Redemption Price”).  The Company may exercise its redemption right under this Section 4(b) by delivering a written notice thereof by confirmed facsimile and overnight courier to all, but not less than all, of the holders of the Notes (the “Company Optional Redemption Notice” and the date such notice is delivered to all the holders is referred to as the “Company Optional Redemption Notice Date”) within ten (10) Trading Days following the end of the applicable Company Optional Redemption Measuring Period.  A Company Optional Redemption Notice shall be irrevocable.  Each Company Optional Redemption Notice shall state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall be the twentieth (20th) Business Day following the Company Optional Redemption Notice Date.  Notwithstanding anything to the contrary in this Section 4(b), until the applicable Optional Redemption Price is paid, in full, the number of Preferred Shares subject to redemption hereunder may be converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 2(b).

(c)           Other than as specifically permitted by this Certificate of Designations, the Company may not redeem any of the outstanding Preferred Shares and any unpaid Dividends thereon.

(5)           Other Rights of Holders.

(a)           Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market.  Upon the occurrence of any

Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.  Notwithstanding the foregoing, the Company shall have the right immediately prior to the consummation of a Fundamental Transaction, to redeem all of the then outstanding Preferred Shares at a price per Preferred Share equal to 115% of the Conversion Amount (the “Fundamental Transaction Redemption Price”).  Such option shall be exercisable by the Company by providing written notice (the “Fundamental Transaction Redemption Notice”), to all of the Holders at least ten (10) Business Days prior to the closing of a Fundamental Transaction.  Notwithstanding anything to the contrary in this Section 5(a), until the Fundamental Transaction Redemption Price is paid in full, the Preferred Shares subject to redemption hereunder may be converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 2(b).

(b)           Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(6)           Reservation of Shares.

(a)           The Company shall have sufficient authorized and unissued shares of Common Stock a number of shares of Common Stock for each Preferred Share equal to 130% of the sum of (i) the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share issued as of the Initial Issuance Date and, following the Additional Issuance Date, of each Preferred Share issued as of the Additional Issuance Date, (ii) the number of Dividend Shares issuable hereunder, determined as if issued as of the trading day immediately preceding the applicable date of determination (or, until the Common Stock is traded on an Eligible Market or an over-the-counter market, as if the Dividend Conversion Price is equal to the Initial Conversion Price) and assuming the Preferred Shares remain outstanding until the Maturity Date, and (iii) the number of shares of Common Stock necessary to effect the exercise of all of the Warrants.  So long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by reason of the foregoing sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b)           Insufficient Authorized Shares.  If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(7)           Voting Rights.  Subject to Section 8, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock.  Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(8)           Limitation on Beneficial Ownership.  The Company shall not effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% (“Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  The Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder (together with its affiliates) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion.   For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Person or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 8, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of this Section 8, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares, by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase will apply only to the Holder providing such written notice and not to any other Holder.

(9)           Liquidation, Dissolution, Winding-Up.

Liquidation.  In the event of a Liquidation Event (such date, a “Liquidation Date”), the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any Common Stock or other Capital Stock of the Company (other than the Preferred Shares) in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to 110% of the Conversion Amount (the “Preferred Share Distribution”); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), then each Holder and each holder of Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares.  In lieu of the Preferred Share Distribution, each Holder shall be entitled to participate, at its option and in its sole discretion, on a pari passu basis with the holders of Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 2, in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock.  To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to, the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies.  The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(10)         Ranking.  All shares of Common Stock and other Capital Stock of the Company (other than the Preferred Shares) shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Common Stock and other Capital Stock of the Company (other than the Preferred Shares) shall be subject to the preferences and relative rights of the Preferred Shares.  For so long as shares of Preferred Shares having a Stated Value of not less than $5,000,000 shall be outstanding, without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event.  The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon the liquidation, dissolution and winding up of the Company; provided,  that the maturity date (or any other date requiring redemption or repayment of such preferred stock) of any such junior preferred stock is not on or before the ninety-first (91st) day following the Maturity Date.  In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity) and no merger shall result inconsistent therewith.

(11)         Participation.  Subject to the rights of the holders, if any, of the Pari Passu Shares, the Holders shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.  Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock.

(12)         Consent of Required Holders.  In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services at cost); (e) pay dividends or make any other distribution on the Common Stock or any other Capital Stock of the Company; or (f) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(13)         Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(14)         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief).  No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy.  Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations.  The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15)         Construction.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof.

(16)         Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(17)         Notice.  Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer then substituting the words “holder of Securities” for the word “Buyer”).

(18)         Transfer of Preferred Shares.  A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(19)         Preferred Share Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee.  The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(20)         Stockholder Matters.  Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof or the issuance of any Warrants and the Common Stock issuable upon exercise thereof may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL.  This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(21)         Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

*  *  *  *  *

EXHIBIT I

AMERICAN DEFENSE SYSTEMS, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of American Defense Systems, Inc. (the “Certificate of Designations”).  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of American Defense Systems, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [INSERT TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [•], 2008 from the Company and acknowledged and agreed to by [INSERT TRANSFER AGENT].

AMERICAN DEFENSE SYSTEMS, INC.

By:

Name:
Title: